POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, EPIPHANY FUNDS, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, SAMUEL J. SALADINO, III, AND CARMEN ELIZABETH FAHY, its attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement (file Nos. 33-138045, 811-21962) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the Trust has caused its name to be subscribed hereto by the Treasurer this 26th day of February, 2016.

ATTEST:

EPIPHANY FUNDS

By: /s/Gregory B. Getts

By: /s/Bob Anastasi

Print Name: Gregory B. Getts

Bob Anastasi, Treasurer

STATE OF OHIO

)

) ss:

COUNTY OF CUYAHOGA

)

Before me, a Notary Public, in and for said county and state, personally appeared Bob Anastasi and Greg Getts who represented that they are duly authorized in the premises, and who are known to me to be the persons described in and who executed the foregoing instrument, and they duly acknowledged to me that they executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 26th day of February, 2016.

/s/ Tina M. Olexo

Notary Public

My commission expires: 9-17-19